Exhibit 99.1

AVID TECHNOLOGY ANNOUNCES APPOINTMENT OF JEFF ROSICA AS CHIEF EXECUTIVE OFFICER AND TERMINATION OF LOUIS HERNANDEZ, JR.

Burlington, Mass. - February 26, 2018 - Avid Technology, Inc., (NASDAQ: AVID) (“Avid” or “The Company”), a leading global media technology provider for the creation, distribution and monetization of media assets for global media organizations, enterprise users and individual creative professionals, today announced that the Company’s Board of Directors has appointed Jeff Rosica as Chief Executive Officer of Avid, effective immediately. The Company’s Board of Directors has terminated the employment of Louis Hernandez, Jr., former Chief Executive Officer, effective immediately, due to violations of Company policies related to workplace conduct. Mr. Hernandez has also resigned from his position on the Avid Board of Directors and Nancy Hawthorne has been elected Chairman of the Board.

Mr. Rosica, who joined Avid in early 2013, is a well-known industry veteran with more than 30 years’ experience in broadcast, media and entertainment. Prior to his role as President, he served as Senior Vice President, Chief Sales and Marketing Officer for the Company.

Nancy Hawthorne, Chairman of the Avid Board of Directors, said, “Jeff’s deep experience as an industry expert coupled with his impressive knowledge of Avid’s business and strategy make him the natural choice to lead the Company.”

Jeff Rosica, President and Chief Executive Officer of Avid, said, “I am honored and excited for this opportunity to lead Avid through this important moment in the Company’s history. The outlook for Avid is strong, and I look forward to working with the leadership team, the Board and our incredibly talented employees as we execute on our strategic priorities and continue our journey to be a best-in-class company and leader in our industry.”

With the assistance of independent external legal counsel, a Special Committee comprising independent members of the Board of Directors conducted a thorough investigation into allegations of improper non-financially related workplace conduct by Mr. Hernandez. After reviewing the findings of the Special Committee’s investigation, the Board of Directors unanimously concluded that the findings warranted immediate termination of Mr. Hernandez’s employment.

Ms. Hawthorne continued, “The Board is committed to the Company’s core values and to upholding an environment of the utmost respect and integrity. We remain confident in the strategy and the long-term business plan of the Company.”

Forward-Looking Statements
Certain information provided in this press release includes forward-looking statements that involve risks and uncertainties, including statements about our anticipated plans, expectations, results and strategy. Other forward-looking statements include, without limitation, statements based upon or otherwise incorporating judgments relating to future performance such as future operating results and expenses. The projected future results of operations, long-term business plans and strategic outcomes and the other forward-looking statements in this release are based on current expectations as of the date of this release and subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to the effect on our sales, operations and financial performance resulting from: our liquidity; our ability to execute our strategic plan, including cost savings initiatives, and meet customer needs; our ability to retain and hire key personnel; our ability to produce innovative products in response to changing market demand, particularly in the media industry; our ability to successfully accomplish our product development plans; competitive factors; history of losses; fluctuations in our revenue, based on, among other things, our performance and risks in particular geographies or markets; our higher indebtedness and ability to service it and meet the obligations thereunder; restrictions in our credit facilities; our move to a subscription model and related effect on our revenues and ability to predict future revenues; elongated sales cycles; fluctuations in foreign currency exchange rates; seasonal factors; adverse changes in economic conditions; variances in our revenue backlog and the realization thereof; the identified material weaknesses in our internal control over financial reporting; and the possibility of legal proceedings adverse to our company. Moreover, the business may be adversely affected by future legislative, regulatory or changes, including tax law changes, as well as other economic, business and/or competitive factors. The risks included above are not exhaustive.

About Avid
Through Avid Everywhere®, Avid delivers the most open and efficient media platform, connecting content creation with collaboration, asset protection, distribution, and consumption. Avid's preeminent customer community uses Avid's comprehensive tools and workflow solutions to create, distribute and monetize the most watched, loved and listened to media in the world-from prestigious and award-winning feature films to popular television shows, news programs and televised sporting events, and celebrated music recordings and live concerts. With the most flexible deployment and pricing options, Avid's industry-leading solutions include Media Composer®, Pro Tools®, Avid NEXIS®, MediaCentral®, iNEWS®, AirSpeed®, Sibelius®, Avid VENUE™, Avid FastServe™, Maestro™, and PlayMaker™. For more information about Avid solutions and services, visit www.avid.com, connect with Avid on Facebook, Instagram, Twitter, YouTube, LinkedIn, or subscribe to Avid Blogs.

© 2018 Avid Technology, Inc. All rights reserved. Avid, the Avid logo, Avid Everywhere, Avid NEXIS, Avid FastServe, AirSpeed, iNews, Maestro, MediaCentral, Media Composer, PlayMaker, Pro Tools, Avid VENUE, and Sibelius are trademarks or registered trademarks of Avid Technology, Inc. or its subsidiaries in the United States and/or other countries. All other trademarks are the property of their respective owners. Product features, specifications, system requirements and availability are subject to change without notice.

Contacts

PR Contact:
Jim Sheehan
jim.sheehan@avid.com
(978) 640-3152

Investor Contact:
Dean Ridlon
dean.ridlon@avid.com
(978) 640-3379